Exhibit 10.16

KENNETH COLE

NEW YORK

603 WEST 50TH STREET, 6TH FLOOR, NEW YORK, NEW YORK 10019

1/4/2011

Ms. Carol Massoni
304 Olde Army Road
Scarsdale, NY 10583

Dear Carol:

This proposed letter agreement is our offer to employ you as President, Consumer Direct for Kenneth Cole Productions, Inc. (the “Company”). The offer contained in this letter is contingent upon full execution by both parties and satisfactory completion of a background check. To the extent not expressly provided herein, the terms of your employment are as stated in the Company’s current Associate Handbook.

1.

Effective January 18, 2011, the Company will employ you and you agree to serve as President, Consumer Direct, reporting to the Chief Executive Officer. You agree to devote substantially all of your full time and your best efforts to the satisfactory performance of such services and duties as the position requires.

You represent to the Company that the execution and performance by you of this letter agreement and your employment hereunder will not breach or constitute a default under any other agreement to which you are a party or by which you are bound.

2.

Your compensation shall be as follows:

The annualized salary for the position is Four Hundred Fifty Thousand Dollars ($450,000.00) to be paid over 26 bi-weekly pay periods subject to good faith review for possible increase annually on or about March 1 of every year starting in 2012. Salary will be subject to withholding of all taxes payable with respect thereto and deductions for insurance contributions and other associate benefits.

3.

Effective upon your commencement date, you will be eligible to participate in our discretionary management bonus plan, which provides for annual awards based upon both the Company’s financial results and your business performance. For each year commencing with fiscal 2011 (payable in 2012), the bonus target is 50% of your base salary for the prior fiscal year with the opportunity to earn up to 200% of target based on the achievement of predefined performance metrics. In the first year, you will receive no less than One Hundred Twelve Thousand Five Hundred Dollars ($112,500.00) payable in March 2012.  Payment for earned

Ms. Carol Massoni

bonuses is contingent upon being employed by the Company at the time bonuses are paid except as otherwise provided below.

4.

While you are employed by the Company, and subject to the Company’s right to amend, modify or terminate any benefit plan or program, you shall be entitled to earn the following benefits/perquisites:

a.

Group Health Benefits – participation in the Company’s Health Insurance Plan on the first of the month following the first full month after commencement of employment. This is a contributory plan that currently provides medical and dental coverage.  The parties agree that the Company may modify these plans at its sole discretion.

b.

Profit Sharing Thrift (401K) Plan - participation in the Company Employee Profit Sharing Thrift (401(k)) Plan on the first day of the quarter following six months of service. The 401(k) plan is a pre-tax savings plan that would allow you to save a certain percentage of your salary on a pre-tax basis for your retirement.  The Company shall match 25% of the amount you contribute to the plan up to a maximum of 6% of your contribution.  Subject to IRS guidelines, you may contribute a maximum of 15% of your gross salary into the plan on an annual basis.

c.

Supplemental Employee Retirement Plan – After you have completed one full year of employment with the Company, you will be eligible to participate in the Company’s Supplemental Employee Retirement Plan in keeping with the terms of the Plan and the Plan documents. This Plan includes generous retirement benefits in the form of deferred compensation vesting during your tenure with the Company as well as substantial life insurance coverage.

d.

Group Life and Accidental Insurance - coverage under the Company’s Basic Life and Accidental Death and Dismemberment Insurance policy on the first day of the month following two (2) months of continuous full time service.

e.

Business Travel Accident Insurance - coverage under the Company’s Business Travel Accident Insurance Policy.

f.

Business Expense - reimbursement for travel, entertainment and other business expenses incurred by you in connection with the Company’s business, all in accordance with the Company’s policies and practices.

g.

Paid Time Off (PTO) – 18 PTO days and otherwise in accordance with current Company policy.

Ms. Carol Massoni

h.

Paid Sick Leave – 6 sick days and otherwise in accordance with current Company policy.

i.

Holidays – the Company observes 9 U.S. holidays.

j.

Automobile -- $1,000 per month auto allowance and reimbursed parking in the Company’s designated parking lot.

5.

You will be eligible to participate in the Company’s Stock Incentive Plan with the Company’s management recommending to the Compensation Committee of the Company’s Board of Directors an initial grant of ten thousand (10,000) stock options and five thousand (5,000) shares of restricted stock. The stock options will vest over three years (25%-25%-50%) and the restrictions on the stock will lapse over three years (25%-25%-50%) and both grants are subject to all of the terms and conditions set forth in the plan documents. Notwithstanding the foregoing, upon a Change in Control of the Company (as defined below) any stock options that are not vested shall vest in full and any restrictions on the stock that have not lapsed shall lapse fully as of the date of the Change in Control.

6.

If you decide to terminate your employment with the Company without Good Reason, you agree:

a.

to provide the Company with three (3) months prior written notice;

b.

to make no public announcement concerning your departure prior to your termination date without the consent of the Company; and

c.

to continue to perform faithfully the duties assigned to you on the date of such notice (or such other duties as the Company may assign to you) from the date of such notice until your termination date.

You acknowledge that the notice period provided for hereunder is for the exclusive benefit of the Company, and does not confer any employment obligation on the Company. The Company may elect, in its sole discretion and for any reason, to terminate your employment, either immediately or at any point during the three (3) month period you have indicated. Upon such termination you shall be entitled only to the payment of the base salary earned and unpaid through such date and any business expenses otherwise due you, and all insurance, benefits and other arrangements provided by the Company shall cease immediately upon termination of your employment (except as otherwise required by law).

7.

In the event your employment with the Company is terminated by the Company for a reason other than Cause or if you resign for Good Reason, each as herein defined, the Company agrees to provide, and you agree to accept, as the sole and

Ms. Carol Massoni

exclusive remedy for the termination of your employment without Cause or resignation for Good Reason, the following severance benefits and arrangements:

a.

Continuing bi-weekly payments of your base salary, at the rate applicable as of the termination of your employment, for a period of six months.   The amount of each bi-weekly payment may be reduced with respect to any salary or other compensation that you earn in employment or self-employment during the month in question. In order to retain your right to receive and keep payments under this Subparagraph, you must notify the Company in writing immediately upon engaging in self employment or obtaining alternate employment, including the amount of payments you have received or will receive.

b.

In the event that termination of your employment without Cause occurs during the final three months of any calendar year, you will be eligible for a pro-rated bonus pursuant to Paragraph 3 above, payable on the same terms and metrics as detailed in Paragraph 3 and at the same time that bonuses are paid to executives at similar levels.

c.

Your group medical and life insurance, as described in Paragraph 4(a) and (b), will be continued until the termination of your severance payments under (a) or until you become eligible for coverage as the result of your accepting a position with a new employer, whichever shall first occur.

It is understood and agreed that in the event you receive benefits under this Paragraph, you shall not be entitled to receive any other compensation or benefits under this letter agreement as a result of the termination of your employment hereunder and, as a condition to receiving that severance compensation, you hereby agree: (i) to execute a Separation Agreement and General Release acceptable to the Company and to you which must be effective and irrevocable within 30 days following your termination, and (ii) to make no other claim against the Company or its officers and/or directors by reason of this letter agreement.

In the event of a Change in Control of the Company, you may for a period of one year from the date of such event, in your sole discretion, deem such event a termination not for Cause for all purposes under this Agreement. “Change in Control” shall mean (except as provided below in this definition) (i) a change in (a) the beneficial ownership at any time by an entity or individual, either directly or indirectly, of equity securities or interests of Kenneth Cole Productions, Inc., the voting power of which constitutes more than fifty percent (50%) or more of the aggregate voting power of the outstanding equity securities or interests, as the case may be, of the subject company, or (b) the membership in the Board of Directors of Kenneth Cole Productions, Inc. such that more than one-half of the directors are persons whose election has not been previously recommended by the applicable pre-existing Board of Directors, or (ii) any merger, consolidation or reorganization of Kenneth Cole Productions, Inc. in which the stockholders of the

Ms. Carol Massoni

subject company immediately before the transaction do not own at least fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or its parent immediately after the transaction, or (iii) any sale or transfer of all or substantially all of the assets of Kenneth Cole Productions, Inc. to a purchaser or other transferee in which the stockholders of Kenneth Cole Productions, Inc. immediately before the transaction do not own at least fifty percent (50%) of the combined voting power of the voting securities of the surviving entity or its parent immediately after the transaction. It is understood that a “going private” transaction shall not constitute a Change in Control provided that Mr. Kenneth Cole remains the Chairman of the Company.

In addition to the foregoing, the Company’s divestiture of a business segment as part of a transformative transaction shall be deemed a “Change of Control” for purposes of this Paragraph 7 only. The term “business segment” specifically means the Wholesale, Consumer Direct or Licensing segments and not their constituent parts, e.g. the Handbag Division or the Le Tigre Division.

8.

Upon any termination of employment, you agree:

a.

to refrain from soliciting any employee of the Company to terminate his or her employment or from hiring any employee of the Company for a period of 24 months thereafter;

b.

to refrain from using any confidential or proprietary information obtained through your employment with the Company, including but not limited to, the Company’s sourcing, manufacturing, product development, merchandising, marketing, inventory sales, and sales promotion activities as well as financial and operational information; and

c.

to refrain from making any statements or comments of a defamatory or disparaging nature to third parties regarding the Company or its officers, directors, personnel or products, it being understood that the Company will require its officers and directors to refrain from making any statements or comments of a defamatory or disparaging nature to third parties about your or your performance.

Any failure to comply with the provisions of this Paragraph 8 shall relieve the Company of any of its obligations pursuant to this letter agreement.

9.

You agree that during your employment with the Company, and during the period you continue to receive either salary payments during the notice period in Paragraph 6, are eligible to receive severance payments pursuant to Paragraph 7, or for a six (6) month period following termination for cause (the “Non-Competitive Period”), you shall not, directly or indirectly, as owner, partner, joint venture, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, licensor, or in any capacity whatsoever engage in, become

Ms. Carol Massoni

financially interested in, be employed by, render any consultation or business advice with respect to, or have any connection with, any business which is competitive with, products or services of the Company, in any geographic area where, at the time of the termination of your employment hereunder, the business of the Company or its affiliates was being conducted or was proposed to be conducted in any manner whatsoever (“Competitive Activity”).

Notwithstanding anything contained in Paragraph 6, you further agree that should you voluntarily terminate your employment with the Company, at any time prior to the effective date of your voluntary termination, the Company may elect, in its sole discretion, to notify you that it will continue to pay you your base salary for a period of up to six (6) months from the date you provided written notice. In such event, you agree not to engage in any Competitive Activity during the prescribed six (6) month period (“Voluntary Termination Non-Competitive Period”).

You may, however, own any securities of any corporation which is engaged in such business and is publicly owned and traded but in an amount not to exceed at any one time one percent (1%) of any class of stock or securities of such corporation. In addition, you shall not, directly or indirectly, during the Non-Competitive Period or the Voluntary Termination Non-Competitive Period, request or cause any suppliers or customers with whom the Company or its affiliates has a business relationship to cancel or terminate any such business relationship with the Company or its affiliates.

If any portion of the restrictions set forth in this Paragraph should, for any reason, whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected.

You acknowledge that this paragraph applies wherever the Company and its affiliates conduct business throughout the world and that, therefore, the territorial and time limitations set forth in this Paragraph are reasonable and properly required for the adequate protection of the business of the Company and its affiliates. In the event a court of competent jurisdiction restricts such limitations, you agree to the reduction of the territorial or time limitation to the area or period which such court shall deem reasonable.

The existence of any claim or cause of action by you against the Company shall not constitute a defense to the enforcement by the Company or its affiliates of the foregoing restrictive covenants, but such claim or cause of action shall be determined separately.

10.

If you are terminated for Cause by the Company or if you resign without Good Reason, you will not be eligible for any benefits under this letter agreement except COBRA or as required by other law. Termination for Cause shall be deemed to occur if the Company terminates you for: (i) willful misconduct

Ms. Carol Massoni

including theft, fraud, violence, actionable harassment or other misconduct materially injurious to the Company’s interests, (ii) willful breach of duty in the course of your employment that is materially injurious to the Company, (iii) incapacity to perform your duty for a period of sufficient length that you are eligible for long term disability under the Company’s policies. or (iv) if you are indicted for the commission of a felony. If the basis on which termination for Cause is curable, the Company will provide you with written notice detailing the conditions giving rise to Cause and a thirty (30) day period in which to cure such conditions.

Resignation for Good Reason means your resignation because the Company (i) materially reduced your level of compensation or bonus opportunity, (ii) materially reduced your title or position, (iii) materially reduced your responsibilities such that they are no longer consistent with the title of President, or (iv) assigned you duties or responsibilities materially inconsistent with your position and title, provided, however, that the foregoing shall not be deemed Good Reason unless you have provided to the Company with 30 days prior written notice detailing the conditions giving rise to Good Reason, such notice was given within 90 days of the initial existence of the conditions giving rise to Good Reason, and the Company has failed to cure the conditions giving rise to Good Reason in the 30 day period.

11.

If any of the benefits set forth in this Agreement are non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before distribution of such benefits can commence. For purposes of clarification, this paragraph shall not cause any forfeiture of benefits your part, but shall only act as a delay until such time as a “separation from service” occurs. If, at the time of your termination, you are deemed to be a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which you may become entitled under this letter agreement which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the date of termination, at which time you shall be paid an aggregate amount equal to six months of payments otherwise due to you under the terms of this letter agreement as applicable. After the first business day of the seventh month following the date of termination and continuing each month thereafter, you shall be paid the regular payments otherwise due to you in accordance with the terms of this letter agreement. It is intended that each installment of the payments and benefits provided under this letter agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. Neither the Company nor you shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code. Notwithstanding any other

Ms. Carol Massoni

provision of this Agreement to the contrary, the Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A(a)(1) of the Code. Any provision inconsistent with Section 409A of the Code will be read out of the Agreement. For purposes of clarification, this paragraph shall be a rule of construction and interpretation and nothing in this paragraph shall cause a forfeiture of benefits on your part.

12.

Should any disagreement, claim or controversy arise between you and the Company with respect to a termination, the same shall be settled by arbitration in New York, New York before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the award of the arbitrator with respect to a termination pursuant to this letter agreement shall be enforceable in any court of competent jurisdiction and shall be binding upon the parties hereto, except that the Company may seek equitable relief with respect to any breaches of Paragraphs 6, 8 or 9 of this letter agreement.

14.

The invalidity or unenforceability of any particular provision or provisions of this letter agreement shall not affect the other provisions hereof and this letter agreement shall be construed in all respects as if such invalid or unenforceable provisions had been omitted.

15.

This letter agreement constitutes the full and complete understanding and agreement of the parties, supersedes all prior representations, understandings and agreements as  to your employment by the Company  and cannot be amended, changed, modified in any respect, without the written consent of the parties, except that the Company reserves the right in its sole discretion to make changes at any time to the other documents referenced in this letter agreement.

16.

This letter agreement shall be binding upon and shall inure to the benefit of successors and assigns of the Company.

17.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its provisions as to choice of laws, except insofar as the federal Arbitration Act applies.

18.

You may not assign your rights or duties under this letter agreement without the prior written consent of the Company, but the Company may assign this letter agreement without prior notice to or consent from you.

This offer of employment is contingent upon your review and execution of all of our standard new-hire paperwork. We are enclosing a copy of the requisite new-hire paperwork with this letter agreement. In any event, you should familiarize yourself with it before you sign this letter agreement or otherwise accept employment with us.

Ms. Carol Massoni

If the foregoing is agreeable to you, please sign both copies of this letter agreement and return them to me. A fully executed original will be returned to you.

Very truly yours,

KENNETH COLE PRODUCTIONS, INC.

_/s/ Danesha Dixon Smith_____________

Danesha Dixon Smith

Senior Vice President, Human Resources

Agreed to and accepted this

4 day of January, 2011

_/s/ Carol Massoni__________________

Carol Massoni